UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 19, 2005

FIBERSTARS, INC.

(Exact name of registrant as specified in its charter)

California	0-24230	94-3021850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44259 Nobel Drive Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

(510) 490-0719

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On September 19, 2005, we entered into a master services agreement and related ancillary agreements with Advanced Lighting Technologies, Inc. (“ADLT”).  These agreements include development agreements governing the provision of research and development services by ADLT to us, and by us to ADLT, which agreements are subject to pre-determined cost limitations and the ability of either party to terminate these agreements for convenience upon proper notice, and under which we expect ADLT to develop new lamps for our energy efficient lighting system known as EFO®, and ADLT expects us to adapt our patented CPC optic technology to certain ADLT products; an equipment purchase and supply agreement governing our purchase of manufacturing equipment from ADLT and the supply of support and manufacturing services by ADLT related to the purchased equipment; a mutual supply agreement governing the sale and purchase of our products by ADLT and of ADLT’s products by us; and a cross license agreement governing the mutual grant of rights and licenses between us and ADLT for specified uses of intellectual property.  These agreements will be effective upon ADLT’s sale of certain shares of our common stock in connection with the anticipated completion of the public offering of our shares, as described in a registration statement on Form S-3, filed with the Securities and Exchange Commission on September 19, 2005, in which ADLT will participate as a selling shareholder. ADLT intends to use a portion of the proceeds from its sale of our common stock for general corporate purposes. A portion of ADLT’s proceeds from its sale of our common stock is intended to be used to fund its commitments under these agreements.  On September 22, 2005, we issued a press release discussing these agreements, a copy of which is attached as an exhibit hereto.

We have had a strategic relationship with ADLT since 1997 when ADLT acquired a substantial equity interest in us.  Over the years we have maintained a collaborative relationship with ADLT based on ADLT’s position as a leading supplier of metal halide light sources and our need for “state of the art” light source technology.

Item 9.01  Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

99.1	Press Release dated September 22, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 23, 2005

FIBERSTARS, INC.

	By	/s/ Robert A. Connors
	Name:	Robert A. Connors
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release dated September 22, 2005